						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in millions):
		Fiscal year ended
		October 1, 2016	October 3, 2015	September 27, 2014
Operating income, as reported		$99.4	$115.4	$100.6
Typhoon-related losses		2.9	—	—
Accelerated stock-based compensation expense		5.2
Restructuring and other charges		7.0	1.7	11.3
Adjusted operating income		114.6	115.4	100.6
Tax rate		11.0%	11.0%	11.0%
Adjusted operating income (tax effected)		$102.0	$104.2	$101.8
Average invested capital		$740.0	$745.6	$669.6
ROIC		13.8%	14.0%	15.2%
WACC		11.0%	11.0%	11.0%
Economic Return		2.8%	3.0%	4.2%

Average Invested Capital	Fiscal 2016
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	10/1/2016	7/2/2016	4/2/2016	1/2/2016	10/3/2015
Equity	$916.8	$895.2	$871.1	$850.8	$842.3
Plus:
Debt - current	78.5	78.3	2.3	2.9	3.5
Debt - non-current	184.0	184.5	259.6	259.3	259.3
Less:
Cash and cash equivalents	(433.0)	(433.7)	(409.8)	(354.7)	(357.1)
	$746.3	$724.3	$723.2	$758.3	$748.0	$740.0

Average Invested Capital	Fiscal 2015
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	10/3/2015	7/4/2015	4/4/2015	1/3/2015	9/27/2014
Equity	$842.3	$835.1	$808.5	$792.3	$781.1
Plus:
Debt - current	3.5	4.3	4.8	4.8	4.4
Debt - non-current	259.3	259.3	260.0	261.0	262.0
Less:
Cash and cash equivalents	(357.1)	(354.8)	(356.3)	(239.7)	(346.6)
	$748.0	$743.9	$717.0	$818.4	$700.9	$745.6

Average Invested Capital	Fiscal 2014
	Actual	Actual	Actual	Actual	Actual	Average invested capital
	9/27/2014	6/28/2014	3/29/2014	12/28/2013	9/28/2013
Equity	$781.1	$760.2	$736.5	$722.0	$699.3
Plus:
Debt - current	4.4	4.2	3.9	3.8	3.6
Debt - non-current	262.0	263.1	256.1	256.9	257.8
Less:
Cash and cash equivalents	(346.6)	(330.3)	(323.7)	(324.2)	(341.9)
	$700.9	$697.2	$672.8	$658.5	$618.8	$669.6